EXHIBIT 99.1 — Press release

CHRISTOPHER & BANKS CORPORATION TO BEGIN

TRADING ON THE NEW YORK STOCK EXCHANGE

                Minneapolis, MN, July 8, 2002 — Christopher & Banks Corporation (Nasdaq: CHBS) announced today that it will list its common stock on the New York Stock Exchange (NYSE) effective July 17, 2002.

                The Company, which has approximately 25.5 million shares of common stock outstanding, will trade under the symbol “CBK.”  To celebrate the listing, Bill Prange, Chairman and Chief Executive Officer, will ring the NYSE opening bell on July 17, 2002.

                Bill Prange, Chairman and Chief Executive Officer commented, “We are extremely pleased to join the esteemed group of companies listed on the world’s most prestigious stock exchange.  Our listing on the NYSE marks an important milestone in the continued growth and success of Christopher & Banks.  We expect that the listing will provide our Company with a more visible presence in the financial community, and give our stock increased liquidity as well as reduced volatility.”

                “The New York Stock Exchange is honored to welcome Christopher & Banks to our family of listed companies,” said NYSE Chairman and CEO Dick Grasso.  “The Company’s performance over the past five years has enabled it to become a leading specialty retailer of women’s fashions.  Listing on the world’s largest exchange will provide Christopher & Banks the visibility it warrants.  We look forward to a long partnership with this outstanding company and its shareholders.”

                Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 392 stores in 31 states, located primarily in the northern half of the United States.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

For more information on Christopher & Banks Corporation, visit our website at www.christopherandbanks.com.

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